Exhibit 3.1                                           STATE OF NEW YORK
                                                      DEPARTMENT OF STATE
                                                      Filed November 5, 1980

                        Certification of Incorporation of

                           NEW YORK COLOR WORKS, INC.

                Under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

      (1)   The name of the proposed corporation is NEW YORK COLOR WORKS, INC.

      (2) The purpose or purposes for which this corporation is formed are as follows, to wit:

            To provide a color film processing laboratory for other Corporations, individuals and Partnership:

      (3) The office of the corporation is to be located in the City of New York, County of New York, State of New York.

      (4) The aggregate number of shares which the corporation shall have the authority to issue is

            Two hundred (200) shares, no par value.

      (5) The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is

                        c/o   Gerald Cohen, Esq.
                              350 Fifth Avenue
                              New York, NY 10001

      (6) The accounting period which the corporation intends to establish as its first calendar or fiscal year for reporting the franchise tax shall end on October 31, 1981.


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      The undersigned incorporator, or each of them if there are more than one, is of the age of eighteen years or over.

IN WITNESS WHEREOF, this certificate has been subscribed this 3rd day of November, 1980 by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.


  GERALD COHEN                            /s/ Gerald Cohen
  350 Fifth Avenue, New York, NY 10001    ------------------------------